Invesco Senior Secured Management, Inc.

Policies and Procedures

Code of Ethics Policy

Policy Owner:	Compliance, Management
Policy Approver:	Compliance
Version:	1.15
Last Review Date:	June 1, 2015
Next Review Date:	June 1, 2016
Review Frequency:	Annual and as needed
Applicable Authority:	Rule 204A-1 of the Investment Advisers Act of 1940
Policy Cross References:

Invesco Ltd. Code of Conduct, Invesco Insider Trading Policies; Invesco Advisers, Inc. Code of Ethics, Invesco Advisers, Inc. Political Contributions Policy;

ISSM Advertising and Marketing Policy, Information Wall and Material Non-Public Information Policy, Political Contributions Policy, and Gifts and Entertainment Policy

Overview

In our efforts to ensure that Invesco Senior Secured Management, Inc. (“ISSM”) develops and maintains a reputation for integrity and high ethical standards, it is essential not only that ISSM and its employees comply with relevant federal and state securities laws, but also that we maintain high standards of personal and professional conduct. The ISSM Code of Ethics (the “Code”) is designed to help ensure that we conduct our business consistent with these high standards.

The policies and procedures set forth in the Code apply to all employees of the firm. Failure to comply with the Code may result in disciplinary action, including termination of employment.

ISSM holds to the following principles:

•	We are fiduciaries. Our duty is at all times to place the interests of our Clients first.

•	All personal securities transactions will be conducted in such a manner as to be consistent with the Code and to avoid any actual or potential conflict of interest or any abuse of an employee’s position of trust and responsibility.

•	No employee should take inappropriate advantage of their position.

•	The fiduciary principle that information concerning the identity of security holdings and financial circumstances of any Client is confidential.

This policy is the property of Invesco Senior Secured Management, Inc. and may not be provided to any external party without express prior consent from Compliance or Legal.

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Standards of Business Conduct

In adherence to Invesco’s Code of Conduct, all Invesco employees must comply with all applicable federal and state securities laws. Employees are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a Client:

•	To defraud such Client in any manner;

•	To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such a Client;

•	To engage in any manipulative practice with respect to such Client; or

•	To engage in any manipulative practice with respect to securities, including price manipulation.

Conflicts of Interest

As a fiduciary, ISSM has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its Clients. Compliance with this duty can be achieved by avoiding conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any Client. Employees should try to avoid any situation that has even the appearance of conflict or impropriety.

Personal Securities Transactions

All access persons are required to comply with Invesco’s policies and procedures regarding personal securities transactions. Information concerning the identity of security holdings and all material nonpublic information related to the holdings of Clients is confidential. Employees are prohibited from disclosing to persons outside the firm any material nonpublic information about any Client, the investments made by the firm on behalf of Clients, and information regarding the firm’s trading strategies, except as required to effectuate securities transactions on behalf of a client or for other legitimate business purposes.

Refer to ISSM’s Information Wall and Material Non-Public Information Policy and Invesco Advisers, Inc.’s Code of Ethics for specific requirements.

Gifts and Entertainment

A conflict of interest occurs when the personal interests of employees interfere or could potentially interfere with their responsibilities to the firm and its clients. The overriding principle is that supervised persons should not accept inappropriate gifts, favors,

This policy is the property of Invesco Senior Secured Management, Inc. and must not be provided to any external party without express prior consent from Compliance or Legal.

entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, supervised persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm or the supervised person.

Refer to the ISSM Gifts and Entertainment Policy for more detailed guidelines.

Political Contributions

ISSM recognizes that various laws and regulations impact the ability of ISSM and its employees to make political contributions in certain circumstances. ISSM seeks to comply with the prohibitions of Rule 206(4)-5 under the Advisers Act (the “SEC Pay to Play Rule”). ISSM also seeks to comply with all other laws that may restrict or prohibit ISSM or its employees from making certain political contributions.

Refer to the Invesco Advisers, Inc. Political Contributions Policy for more detailed guidelines.

Board of Directors

Because of the high potential for conflicts of interest and insider trading problems, investment personnel may not serve on the boards of directors of any public companies without previous approval from the IVZ Global Code of Ethics Team. If the outside business activity is approved, the employee must recuse himself or herself from making Client investment decisions concerning the particular company or issuer as appropriate, provided that this recusal requirement shall not apply with respect to certain employees that serve on corporate boards as a result of, or in connection with, Client investments made in those companies.

Marketing and Promotional Activities

All oral and written statements, including those made to clients, prospective clients, their representatives, or the media must be professional, accurate, balanced, and not misleading in any way. Any promotional materials must be pre-approved.

Refer to the ISSM Advertising and Marketing Policy for specific guidelines.

This policy is the property of Invesco Senior Secured Management, Inc. and must not be provided to any external party without express prior consent from Compliance or Legal.

Other Outside Activities

Employees are prohibited from engaging in outside business or investment activities that may interfere with their duties with the firm. Outside business affiliations, including directorships of private companies, consulting engagements, or public/charitable positions must be approved in writing by the Chief Compliance Officer (“CCO”).

Fiduciary Appointments

Approval must be obtained from the CCO before accepting an executorships, trusteeship, or power of attorney, other than with respect to a family member. Fiduciary appointments on behalf of family members must be disclosed at the inception of the relationship.

Disclosure

Employees should disclose any personal interest that might present a conflict of interest or harm the reputation of the firm.

Reporting Violations

ISSM appointed Lisa L. Gray as its CCO. All references to the CCO in this policy or other ISSM policies refer to Lisa L. Gray. All employees are required to report any material violation of the firm’s Code promptly to the CCO.

Confidentiality

All reports of potential Code breaches will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. Reports may not be submitted anonymously.

Sanctions

Any violations of this ISSM and the broader Invesco Code of Ethics will result in disciplinary action that a designated person deems appropriate, including but not limited to, a warning, fines, disgorgement, suspension, demotion, or termination of employment. In addition to sanctions, violations may result in referral to civil or criminal authorities where appropriate.

This policy is the property of Invesco Senior Secured Management, Inc. and must not be provided to any external party without express prior consent from Compliance or Legal.

Definitions

Access Person - an access person is any one that may have access to client information.

Supervised Person - includes directors, officers, and partners of the firm, employees of the firm, and any other person who provides advice on behalf of the adviser and is subject to the adviser’s supervision and control.

Covered Securities - Any stock, bond, future, investment contract or any other instrument that is considered a “security” under the Investment Advisers Act. Covered securities do not include:

•	Direct obligations of the US Government (e.g., treasury securities);

•	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements;

•	Shares issued by money market funds;

•	Shares of open-end mutual funds that are not advised or sub-advised by Invesco Ltd. or any of its affiliates;

•	Shares issued by unit investment trusts.

This policy is the property of Invesco Senior Secured Management, Inc. and must not be provided to any external party without express prior consent from Compliance or Legal.

Invesco Advisers, Inc.

CODE OF ETHICS

January 1, 2016

Code of Ethics	1

TABLE OF CONTENTS

Section	Item			Page
I.	Introduction			3

II.	Statement of Fiduciary Principles			3

III.	Compliance with Laws, Rules and Regulations; Reporting of Violations			4

IV.	Limits on Personal Investing			4

	A. Personal Investing			4
	1	Pre-clearance of Personal Securities Transactions		4
	2	Blackout Period		6
		•	De Minimis Exemptions	6
	3	Prohibition of Short-Term Trading Profits		7
	4	Initial Public Offerings		7
	5	Prohibition of Short Sales by Investment Personnel		7
	6	Prohibition on Investment Clubs		8
	7	Restricted List Securities		8
	8	Other Criteria Considered in Pre-clearance		8
	9	Brokerage Accounts		8
	10	Private Securities Transactions		9
	11	Limited Investment Opportunity		9
	12	Excessive Short-Term Trading in Funds		9

	B. Invesco Ltd. Securities			9
	C. Limitations on Other Personal Activities			10
	1	Outside Business Activities		10
	2	Gifts and Entertainment		10
		•	Gifts	10
		•	Entertainment	10
	3	U.S. Department of Labor Reporting		11

	D. Parallel Investing Permitted			11

V.	Reporting Requirements			11
		a.	Initial Holdings Reports	11
		b.	Quarterly Transaction Reports	12
		c.	Annual Holdings Reports	13
		d.	Gifts and Entertainment Reporting	13
		e.	Certification of Compliance	13

VI.	Reporting of Potential Compliance Issues			13

VII.	Administration of the Code of Ethics			14

VIII.	Sanctions			14

IX.	Exceptions to the Code			14

X.	Definitions			14

XI.	Invesco Ltd. Policies and Procedures			17

XII.	Code of Ethics Contacts			18

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Invesco Advisers, Inc.

CODE OF ETHICS

(Originally adopted February 29, 2008; Amended effective January 1, 2015)

I. Introduction

Invesco Advisers, Inc. has a fiduciary relationship with respect to each portfolio under management. The interests of Clients and of the shareholders of investment company Clients take precedence over the personal interests of Covered Persons (defined below). Capitalized terms used herein and not otherwise defined are defined at the end of this document.

This Code of Ethics (“the Code”) applies to Invesco Advisers, Inc., Invesco Advisers, Inc’s. affiliated Broker-dealers (Invesco Distributors, Inc. and Invesco Capital Markets, Inc.), all Invesco Affiliated Mutual Funds, and all of their Covered Persons. Covered Persons include:

•	any director, officer, full or part time Employee of Invesco Advisers, Inc. or any full or part time Employee of any of Invesco Advisers, Inc.’s affiliates that, in connection with his or her regular functions or duties: makes, participates in, or obtains any information concerning any Client’s purchase or sale of Covered Securities or who is involved in making investment recommendations, or obtains information concerning investment recommendations, with respect to such purchase or sale of Covered Securities; or has access to non-public information concerning any Client’s purchase or sale of Covered Securities, access to non-public securities recommendations, or access to non-public information concerning portfolio holdings of any portfolio advised or sub-advised by Invesco Advisers, Inc.;

•	all Employees of Invesco Ltd. located in the United States who are not covered by the Code of Ethics of a registered investment advisory affiliate of Invesco Ltd.; and

•	any other persons falling within the definitions of Access Person or Advisory Person under Rule 17j-1 of the Investment Company Act of 1940, as amended (the “Investment Company Act”) or Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and such other persons that may be deemed to be Covered Persons by Compliance.

Invesco Funds have created a separate Code of Ethics for Trustees of the Affiliated Mutual Funds. Independent Trustees are not Covered Persons under the Invesco Advisers, Inc. Code of Ethics. Trustees who are not Independent Trustees and are not Employees of Invesco are also not Covered Persons under the Invesco Advisers, Inc. Code of Ethics, but must report his or her securities holdings, transactions, and accounts as required in the separate Code of Ethics for Trustees of the Affiliated Mutual funds.

II. Statement of Fiduciary Principles

The following fiduciary principles govern Covered Persons:

•	the interests of Clients and shareholders of investment company Clients must be placed first at all times and Covered Persons must not take inappropriate advantage of his or her positions; and

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•	all personal securities transactions must be conducted consistent with this Code and in a manner to avoid any abuse of an individual’s position of trust and responsibility; and

•	this Code is our effort to address conflicts of interest that may arise in the ordinary course of our business and does not attempt to identify all possible conflicts of interest. This Code does not necessarily shield Covered Persons from liability for personal trading or other conduct that violates a fiduciary duty to Clients and shareholders of investment company Clients.

III. Compliance with Laws, Rules and Regulations; Reporting of Violations

All Covered Persons are required to comply with applicable state and federal securities laws, rules and regulations and this Code. Covered Persons shall promptly report any violations of laws or regulations or any provision of this Code of which they become aware to Invesco Advisers, Inc.’s Chief Compliance Officer or his/her designee. Additional methods of reporting potential violations or compliance issues are described in Section VI. of this Code under “Reporting of Potential Compliance Issues.”

IV. Limits on Personal Investing

A. Personal Investing

1. Pre-clearance of Personal Security Transactions. All Covered Persons must pre-clear with Compliance, using the automated review system, all personal security transactions involving Covered Securities in which they have a Beneficial Interest. A Covered Person may be considered to have a Beneficial Interest in securities held by members of his or her immediate family sharing the same household (i.e., a spouse or equivalent domestic partner, children, etc.) or by certain partnerships, trusts, corporations, or other arrangements.

Any approval granted to a Covered Person to execute a personal security transaction is valid for that business day only, except that if approval is granted after the close of the trading day such approval is good through the next trading day. If a Covered Person does not execute the proposed securities transaction prior to closing of the market immediately following the approval, the Covered Person must resubmit the request on another day for approval.

Additionally, all Covered Persons must pre-clear personal securities transactions involving Covered Securities over which they have discretion. For example, if a Covered Person is directing the transactions for a friend or family member (regardless of whether they share the same household) all transactions in Covered Securities must be pre-cleared.

Covered Securities include, but are not limited to, all investments that can be traded by an Invesco Advisers, Inc. entity for its Clients, including stocks, bonds, municipal bonds, exchange-traded funds (ETFs), closed-end mutual funds, and any of their derivatives such as options. All Invesco Affiliated Mutual Funds (including both open-end and closed-end funds) and Invesco PowerShares ETFs are considered Covered Securities.

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Requirements for Invesco Affiliated Mutual Funds:

Although Affiliated Mutual Funds are considered Covered Securities, those that are held by Employees at the Affiliated Mutual Funds’ transfer agent or in the Invesco Ltd. 401(k) (excluding the Personal Choice Retirement Account (PCRA)) do not need to be pre-cleared through the automated review system because compliance monitoring for these plans is done through a separate process.

Affiliated Mutual Funds that are held in external brokerage accounts or in the PCRA must be pre-cleared through the automated review system.

Requirements for Exchange Traded Funds (ETFs):

Employees are exempt from pre-clearing ETFs listed on the Pre-clearance Exempt ETF List, and any derivatives of these securities such as options . All Invesco PowerShares ETFs and ETFs not listed on the Pre-clearance Exempt ETF List must be pre-cleared. ETFs are Covered Securities and are still subject to requirements and limits on personal investing as described in Section IV. and V. of the Code, irrespective of whether pre-clearance is required.

Requirements for Invesco Ltd. Securities and Other Employer Stock:

All transactions in Invesco Ltd. securities, including the Invesco Ltd. stock fund held in the Invesco 401(k) must be pre-cleared. Please refer to section IV.B for additional guidelines on Invesco Ltd. securities. Any transaction in a previous employer’s company stock that is obtained through an employee benefit plan or company stock fund held in an external retirement plan requires pre-clearance.

Exempted Securities:

Covered Securities do not include shares of money market funds, U.S. government securities, certificates of deposit or shares of open-end mutual funds not advised or sub-advised by Invesco Advisers, Inc. Unit investment trusts, including those advised by Invesco Advisers, Inc., are not Covered Securities. However, this definition shall not apply to any series of the PowerShares QQQ Trust or the BLDRS Index Fund Trust. (Please refer to the “Definitions” section of this Code for more information on the term, Covered Security.)

If you are unclear about whether a proposed transaction involves a Covered Security, contact Compliance via email at codeofethicsnorthamerica@invesco.com or by phone at 1-877-331-CODE [1-877-331-2633] prior to executing the transaction.

Compliance will consider the following factors, among others, in determining whether or not pre-clearance approval will be provided. Please note that you must obtain pre-clearance even if you believe your transactions request satisfies the criteria below. The automated review system will review personal trade requests from Covered Persons based on the following considerations:

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2. Blackout Period. Invesco Advisers, Inc. does not permit Covered Persons to trade in a Covered Security if there is conflicting activity in an Invesco Client account.

•	Non-Investment Personnel.

•	may not buy or sell a Covered Security within two trading days after a Client trades in that security.

•	may not buy or sell a Covered Security if there is a Client order on that security currently with the trading desk.

•	Investment Personnel.

•	may not buy or sell a Covered Security within three trading days before or after a Client trades in that security.

•	may not buy or sell a Covered Security if there is a Client order on that security currently with the trading desk.

For practical purposes, an Employee without knowledge of investment activity of a Client account would not know of such activity in advance of a Client trade. Therefore, for those Employees, trading with pre-clearance approval granted prior to a Client transaction will not be considered a violation of this Code of Ethics. Compliance will review personal securities transactions to identify potential conflicts in which there is an appearance that such an Employee could have traded while he or she was aware of upcoming Client transactions. If a potential conflict exists, this would be considered a violation of the blackout period required by this Code of Ethics.

De Minimis Exemptions. Compliance will apply the following de minimis exemptions in granting pre-clearance when a Client has recently traded or is trading in a security involved in a Covered Person’s proposed personal securities transaction:

•	Equity de minimis exemptions.

•	If a Covered Person does not have knowledge of Client trading activity in a particular equity security, he or she may execute up to 500 shares of such security in a rolling 30-day period provided the issuer of such security is included in the Russell 1000 Index or any of the main indices globally included on the De Minimis Indices List which can be accessed on the Invesco intranet using the following link:

•	http://sharepoint/sites/Compliance-COE-

NA/Training/Documents/De%20Minimis%20Indices%20List.pdf If a Covered Person does not have knowledge of Client trading activity in a particular equity security, he or she may execute up to 500 shares of such security in a rolling 30 day period provided that there is no conflicting Client activity in that security during the blackout period or on the trading desk that exceeds 500 shares per trading day.

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•	Fixed income de minimis exemption. If a Covered Person does not have knowledge of Client trading activity in a particular fixed income security he or she may execute up to $100,000 of par value of such security in a rolling 30-day period.

The automated review system will confirm that there is no activity currently on the trading desk on the security involved in the proposed personal securities transaction and will verify that there have been no Client transactions for the requested security within the last two trading days for all Covered Persons except Investment Personnel for whom the blackout period is the last three trading days. For Investments, Portfolio Administration and IT personnel, Compliance will also check the trading activity of affiliates with respect to which such personnel have potential access to transactional information to verify that there have been no Client transactions in the requested security during the blackout period. Compliance will notify the Covered Person of the approval or denial of the proposed personal securities transaction. Any approval granted to a Covered Person to execute a personal security transaction is valid for that business day only, except that if approval is granted after the close of the trading day such approval is good through the next trading day. If a Covered Person does not execute the proposed securities transaction prior to closing of the market immediately following the approval, the Covered Person must resubmit the request on another day for approval.

Any failure to pre-clear transactions is a violation of the Code and will be subject to the following potential sanctions:

•	A Letter of Education will be provided to any Covered Person whose failure to pre-clear is considered immaterial or inadvertent.

•	Deliberate failures to pre-clear transactions, as well as repeat and/or material violations, may result in in-person training, probation, withdrawal of personal trading privileges or employment termination, depending on the nature and severity of the violations.

3. Prohibition of Short-Term Trading Profits. Covered Persons are prohibited from engaging in the purchase and sale, or short sale and cover of the same Covered Security within 60 days at a profit. If a Covered Person trades a Covered Security within the 60 day time frame, any profit from the trade will be disgorged to a charity of Invesco Advisers, Inc.’s choice and a letter of education may be issued to the Covered Person.

4. Initial Public Offerings. Covered Persons are prohibited from directly or indirectly acquiring Beneficial Interest of any security in an equity Initial Public Offering. Exceptions will only be granted in unusual circumstances and must be recommended by Compliance and approved by the Chief Compliance Officer or General Counsel (or designee) and the Chief Investment Officer (or designee) of the Covered Person’s business unit.

5. Prohibition of Short Sales by Investment Personnel. Investment Personnel are prohibited from effecting short sales of Covered Securities in his or her personal accounts if a Client of Invesco Advisers, Inc. for whose account they have investment management responsibility has a long position in those Covered Securities.

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6. Prohibition on Investment Clubs. Participation in a club with the purpose of pooling money and investing based on group investment decisions is prohibited.

7. Restricted List Securities. Employees requesting pre-clearance to buy or sell a security on the Restricted List may be restricted from executing the trade because of potential conflicts of interest.

8. Other Criteria Considered in Pre-clearance. In spite of adhering to the requirements specified throughout this section, Compliance, in keeping with the general principles and objectives of the Code, may refuse to grant pre-clearance of a Personal Securities Transaction in its sole discretion without being required to specify any reason for the refusal.

9. Brokerage Accounts.

a. Covered Persons may only maintain brokerage accounts with:

•	full service broker-dealers,

•	discount broker-dealers. discount broker-dealer accounts are accounts in which all trading is completed online. These accounts must be held with firms that provide electronic feeds of confirmations directly to Compliance as detailed below in Section d.

•	Invesco Advisers, Inc’s. -affiliated Broker-dealers (Invesco Distributors, Inc. and Invesco Capital Markets, Inc.)

b. Brokerage account requirements for Affiliated Mutual Funds. Covered Persons may own shares of Affiliated Mutual Funds that are held at a broker-dealer that is not affiliated with Invesco Advisers, Inc. only if the broker-dealer provides an electronic feed of all transactions and statements to Invesco Advisers, Inc.’s Compliance Department. All Covered Persons must arrange for his or her broker-dealers to forward to Compliance on a timely basis duplicate confirmations of all personal securities transactions and copies of periodic statements for all brokerage accounts, in an electronic format if they include holdings in Affiliated Mutual Funds and preferably in an electronic format for holdings other than Affiliated Mutual Funds.

c. Requirement to move accounts that do not meet Compliance requirement: Every person who becomes a Covered Person under this Code must move all of his or her brokerage accounts that do not comply with the above provision of the Code within thirty (30) days from the date the Covered Person becomes subject to this Code.

d. Firms that provide electronic feeds to Invesco’s Compliance Department:

Please refer to the following link on the Invesco intranet site for a list of broker-dealers that currently provide electronic transaction and statement feeds to Invesco Advisers, Inc.:

http://sharepoint/sites/Compliance-COE-

NA/Training/Documents/Approved%20Discount%20Broker%20List.pdf

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e. Discretionary Managed Accounts. In order to establish a discretionary managed account, a Covered Person must grant the manager complete investment discretion over a Covered Persons account. Pre-clearance is not required for trades in this account; however, a Covered Person may not participate, directly or indirectly, in individual investment decisions or be aware of such decisions before transactions are executed. This restriction does not preclude a Covered Person from establishing investment guidelines for the manager, such as indicating industries in which a Covered Person desires to invest, the types of securities a Covered Person wants to purchase or a Covered Persons overall investment objectives. However, those guidelines may not be changed so frequently as to give the appearance that a Coverd Person is actually directing account investments. Covered Persons must receive approval from Compliance to establish and maintain such an account and must provide written evidence that complete investment discretion over the account has been turned over to a professional money manager or other third party. Covered Persons are not required to pre-clear or list transactions for such managed accounts in the automated review system; however, Covered Persons with these types of accounts must provide an annual certification that they do not exercise direct or indirect control over the managed accounts.

10. Private Securities Transactions. Covered Persons may not engage in a Private Securities Transaction without first (a) giving Compliance a detailed written notification describing the transaction and indicating whether or not they will receive compensation and (b) obtaining prior written permission from Compliance. Investment Personnel who have been approved to acquire securities of an issuer in a Private Securities Transaction must disclose that investment to Compliance and the Chief Investment Officer of the Investment Personnel’s business unit when they are involved in a Client’s subsequent consideration of an investment in the same issuer. The business unit’s decision to purchase such securities on behalf of Client account must be independently reviewed by Investment Personnel with no personal interest in that issuer.

11. Limited Investment Opportunity (e.g. private placements, hedge funds, etc.). Covered Persons may not engage in a limited investment opportunity without first (a) giving Compliance a detailed written notification describing the transaction and (b) obtaining prior written permission from Compliance.

12. Excessive Short Term Trading in Funds. Employees are prohibited from excessive short term trading of any mutual fund advised or sub-advised by Invesco Advisers, Inc. and are subject to various limitations outlined in the respective prospectus and other fund disclosure documents.

B.   Invesco Ltd. Securities

1. No Employee may effect short sales of Invesco Ltd. securities.

2. No Employee may engage in transactions in publicly traded options, such as puts, calls and other derivative securities relating to the Invesco Ltd’s securities, on an exchange or any other organized market.

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3. For all Covered Persons, transactions, including transfers by gift, in Invesco Ltd. securities are subject to pre-clearance regardless of the size of the transaction, and are subject to “black-out” periods established by Invesco Ltd. and holding periods prescribed under the terms of the agreement or program under which the securities were received.

4. Holdings of Invesco Ltd. securities in Covered Persons’ accounts are subject to the reporting requirements specified in Section IV.A.8 of this Code.

C.   Limitations on Other Personal Activities

1. Outside Business Activities. Employees may not engage in any outside business activity, regardless of whether or not he or she receives compensation, without prior approval from Compliance. Absent prior written approval of Compliance, Employees may not serve as directors, officers, or employees of unaffiliated public or private companies, whether for profit or non-profit. If the outside business activity is approved, the Employee must recuse himself or herself from making Client investment decisions concerning the particular company or issuer as appropriate, provided that this recusal requirement shall not apply with respect to certain Invesco Advisers, Inc.’s Employees, who may serve on corporate boards as a result of, or in connection with, Client investments made in those companies. Employees must always comply with all applicable Invesco Ltd. policies and procedures, including those prohibiting the use of material non-public information in Client or employee personal securities transactions.

2. Gift and Entertainment. Employees may not give or accept Gifts or Entertainment that may be considered excessive either in dollar value or frequency to avoid the appearance of any potential conflict of interest. The Invesco Ltd. Gifts and Entertainment Policy includes specific conditions under which Employees may accept or give Gifts or Entertainment. Where there are conflicts between a minimal standard established by a policy of Invesco Ltd. and the standards established by a policy of Invesco Advisers, Inc., including this Code, the latter shall control.

Under no circumstances may an Employee give or accept cash or any possible cash equivalent from a broker or vendor.

An Employee may not provide or receive any Gift or Entertainment that is conditioned upon Invesco Advisers, Inc., its parents or affiliates doing business with the other entity or person involved.

•	Gifts. Employees are prohibited from accepting or giving the following: a single Gift valued in excess of $100 in any calendar year; or Gifts from one person or firm valued in excess of $100 in the aggregate during a calendar year period.

•	Entertainment. Employees may not reimburse Business Partners for the cost of tickets that would be considered excessive or for travel related expenses without approval of Compliance.

Examples of Entertainment that may be considered excessive in value include Super Bowls, the Masters, Wimbledon, Kentucky Derby, hunting trips, ski trips, etc. An occasional sporting event, golf outing or concert when accompanied by the Business Partner may not be excessive.

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Employees who are unsure if an event would be permissible should contact compliance prior to attending to confirm if the event would be considered excessive.

3. U.S. Department of Labor Reporting: Under current U.S. Department of Labor (DOL) Regulations, Invesco Advisers, Inc. is required to disclose to the DOL certain specified financial dealings with a union or officer, agent, shop steward, employee, or other representative of a union (collectively referred to as “union officials”). Under the Regulations, practically any gift or entertainment furnished by Invesco Advisers, Inc.’s Employees to a union or union official is considered a payment reportable to the DOL.

Although the Regulations provide for a de minimis exemption from the reporting requirements for payments made to a union or union official that do not exceed $250 a year, that threshold applies to all of Invesco Advisers, Inc.’s Employees in the aggregate with respect to each union or union official. Therefore, it is Invesco Advisers, Inc.’s policy to require that ALL Gifts or Entertainment furnished by an Employee, regardless of whether the gift is given to a union or union official, be reported to Invesco Advisers, Inc. using the Invesco Advisers, Inc. Finance Department’s expense tracking application, Oracle E-Business Suite or any other application deployed for that purpose which has the capability to capture all the required details of the payment. Such details include the name of the recipient, union affiliation, address, amount of payment, date of payment, purpose and circumstance of payment, including the terms of any oral agreement or understanding pursuant to which the payment was made.

Invesco Advisers, Inc. is obligated to report on an annual basis all payments, subject to the de minimis exemption, to the DOL on Form LM-10 Employer Report.

If you have any question whether a payment to a union or union official is reportable, please contact Compliance. A failure to report a payment required to be disclosed will be considered a material violation of this Code. The DOL also requires all unions and union officials to report payments they receive from entities such as Invesco Advisers, Inc. and their Employees.

D.   Parallel Investing Permitted

Subject to the provisions of this Code, Employees may invest in or own the same securities as those acquired or sold by Invesco Advisers, Inc. for its Clients.

V. Reporting Requirements

a. Initial Holdings Reports. Within 10 calendar days of becoming a Covered Person, each Covered Person must complete an Initial Holdings Report by inputting into the automated pre-clearance system, Star Compliance, the following information (the information must be current within 45 days of the date the person becomes a Covered Person):

•	A list of all security holdings, including the security name, the number of shares (for equities) and the principal amount (for debt securities) in which the Covered Person has direct or indirect Beneficial Interest. A Covered Person is presumed to have a Beneficial Interest in securities held by members of his or her immediate family sharing the same household (i.e., a spouse or equivalent domestic partner, children, etc.) or by certain partnerships, trusts, corporations, or other arrangements;

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•	The security identifier for each Covered Security (CUSIP, symbol, etc.);

•	The name of any broker-dealer or bank with which the Covered Person maintains an account in which any securities are held for the direct or indirect benefit of the Covered Person; and

•	The date that the report is submitted by the Covered Person to Compliance.

b. Quarterly Transaction Reports. All Covered Persons must report, no later than 30 days after the end of each calendar quarter, the following information for all transactions during the quarter in a Covered Security in which a Covered Person has a direct or indirect Beneficial Interest:

•	The date of all transactions in that quarter, the security name, the number of shares (for equity securities); or the interest rate and maturity date (if applicable) and the principal amount (for debt securities) for each Covered Security;

•	The nature of the transaction (buy, sell, etc.);

•	The security identifier (CUSIP, symbol, etc.);

•	The price of the Covered Security at which the transaction was executed;

•	The name of the broker-dealer or bank executing the transaction; and

•	The date that the report is submitted by the Covered Person to Compliance.

All Covered Persons must submit a Quarterly Transaction Report regardless of whether they executed transactions during the quarter or not. If a Covered Person did not execute transactions subject to reporting requirements during a quarter, the report must include a representation to that effect. Covered Persons need not include transactions made through an Automatic Investment Plan/Dividend Reinvestment Plan or similar plans and transactions in Covered Securities held in the Invesco 401(k) or accounts held directly with Invesco in the Quarterly Transaction Report.

Additionally, Covered Persons must report information on any new brokerage account established by the Covered Person during the quarter for the direct or indirect benefit of the Covered Person (including Covered Securities held in a 401(k) or other retirement vehicle, including plans sponsored by Invesco Advisers, Inc. or its affiliates). The report shall include:

•	The date the account was established;

•	The name of the broker-dealer or bank; and

•	The date that the report is submitted by the Covered Person to Compliance.

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Compliance may identify transactions by Covered Persons that technically comply with the Code for review based on any pattern of activity that has an appearance of a conflict of interest.

c. Annual Holdings Reports. All Covered Persons must report annually the following information, which must be current within 45 days of the date the report is submitted to Compliance:

•	A list of all security holdings, including the security name, the number of shares (for equities) or the interest rate and maturity date (if applicable) and principal amount (for debt securities) for each Covered Security in which the Covered Person has any direct or indirect Beneficial Interest;

•	The security identifier for each Covered Security (CUSIP, symbol, etc.);

•	The name of the broker-dealer or bank with or through which the security is held; and

•	The date that the report is submitted by the Covered Person to Compliance.

d. Gifts and Entertainment Reporting.

•	Reporting of Gifts and Entertainment given to an Invesco Employee by a Client or Business Partner. All Gifts and Entertainment received by an Employee must be reported through the automated pre-clearance system within thirty (30) calendar days after the receipt of the Gift or the attendance of the Entertainment event. The requirement to report Entertainment includes dinners or any other event with a business partner of Invesco Advisers, Inc. in attendance.

•	Reporting of Gifts and Entertainment given by an Invesco Employee to a Client or Business Partner. All Gifts and Entertainment given by an Employee must be reported through the reporting requirements of the Employee’s business unit. All Employee’s should contact his or her manager or Compliance if they are not sure how to report gifts they intend to give or have given to a Client or Business Partner.

e. Certification of Compliance. All Covered Persons must certify annually in writing that they have read and understand the Code and recognize that they are subject to the Code. In addition, all Covered Persons must certify in writing annually that they have complied with the requirements of the Code and that they have disclosed or reported all personal securities transactions required to be disclosed or reported under the Code. If material changes are made to the Code during the year, these changes will also be reviewed and approved by Invesco Advisers, Inc. and the relevant funds’ boards. All Covered Persons must certify in writing within 30 days of the effective date of the amended code that they have read and understand the Code and recognize that they are subject to the Code.

VI. Reporting of Potential Compliance Issues

Invesco Advisers, Inc. has created several channels for Employees to raise compliance issues and concerns on a confidential basis. An Employee should first discuss a compliance issue with his or her

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supervisor, department head or with Invesco Advisers, Inc.’s General Counsel or Chief Compliance Officer. Human Resources matters should be directed to the Human Resources Department, an additional anonymous vehicle for reporting such concerns.

In the event that an Employee does not feel comfortable discussing compliance issues through normal channels, the Employee may anonymously report suspected violations of law or Invesco policy, including this Code, by calling the toll-free Invesco Whistleblower Hotline at 1-855-234-9780. This hotline is available to employees of multiple operating units of Invesco Ltd. Employees may also report his or her concerns by visiting the Invesco Whistleblower Hotline website at: www.invesco.ethicspoint.com. To ensure your confidentiality, the phone line and website are provided by an independent company and available 24 hours a day, 7 days a week. All submissions to the Invesco Whistleblower Hotline will be reviewed and handled in a prompt, fair and discreet manner. Employees are encouraged to report these questionable practices so that Invesco has an opportunity to address and resolve these issues before they become more significant regulatory or legal issues.

VII. Administration of the Code of Ethics

Invesco Advisers, Inc. has used reasonable diligence to institute procedures reasonably necessary to prevent violations of this Code.

No less frequently than annually, Invesco Advisers, Inc. will furnish to the Affiliated Mutual Funds’ Boards of Trustees a written report that:

•	describes significant issues arising under the Code since the last report to the funds’ board, including information about material violations of the Code and sanctions imposed in response to material violations; and

•	certifies that Invesco Advisers, Inc. has adopted procedures reasonably designed to prevent Covered Persons from violating the Code.

VIII. Sanctions

Compliance will issue a letter of education to the Covered Persons involved in violations of the Code that are determined to be inadvertent or immaterial.

Invesco Advisers, Inc. may impose additional sanctions in the event of repeated violations or violations that are determined to be material or not inadvertent, including disgorgement of profits (or the differential between the purchase or sale price of the personal security transaction and the subsequent purchase or sale price by a relevant Client during the enumerated period), a letter of censure or suspension, or termination of employment.

IX. Exceptions to the Code

Invesco Advisers, Inc.’s Chief Compliance Officer (or designee) may grant an exception to any provision in this Code.

X. Definitions

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•	“Affiliated Mutual Funds” generally includes all open-end or closed-end mutual funds advised or sub-advised by Invesco Advisers, Inc.

•	“Automatic Investment Plan/Dividend Reinvestment Plan” means a program in which regular purchases or sales are made automatically in or from investment accounts in accordance with a predetermined schedule and allocation, including dividend reinvestment plans.

•	“Beneficial Interest” has the same meaning as the ownership interest of a “beneficial owner” pursuant to Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (“the ’34 Act”). To have a Beneficial Interest, Covered Persons must have directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, have or share a “direct or indirect pecuniary interest,” which is the opportunity to profit directly or indirectly from a transaction in securities. Thus a Covered Person is presumed to have a Beneficial Interest in securities held by members of his or her immediate family sharing the same household (i.e. a spouse or equivalent domestic partner, children, etc.) or by certain partnerships, trusts, corporations, or other arrangements.

•	“Client” means any account for which Invesco Advisers, Inc. is either the adviser or sub-adviser including Affiliated Mutual Funds.

•	“Control” has the same meaning as under Section 2(a)(9) of the Investment Company Act.

•	“Covered Person” means and includes:

•	any director, officer, full or part time Employee of Invesco Advisers, Inc. or any full or part time Employee of any of Invesco Advisers, Inc.’s affiliates that, in connection with his or her regular functions or duties: makes, participates in, or obtains any information concerning any Client’s purchase or sale of Covered Securities or who is involved in making investment recommendations, or obtains information concerning investment recommendations, with respect to such purchase or sale of Covered Securities; or has access to non-public information concerning any Client’s purchase or sale of Covered Securities, access to non-public securities recommendations or access to non-public information concerning portfolio holdings of any portfolio advised or sub-advised by Invesco Advisers, Inc.

•	all Employees of Invesco Ltd. located in the United States who are not covered by the Code of Ethics of a registered investment advisory affiliate of Invesco Ltd.

•	any other persons falling within the definition of Access Person under Rule 17j-1 of the Investment Company Act of 1940 , as amended (the “Investment Company Act”) or Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and such other persons that may be so deemed to be Covered Persons by Compliance.

Invesco Funds have created a separate Code of Ethics for Trustees of the Affiliated Mutual Funds. Independent Trustees are not Covered Persons under the Invesco Advisers, Inc. Code of Ethics. Trustees who are not Independent Trustees and are not Employees of Invesco are also not Covered Person under the Invesco Advisers, Inc. Code of Ethics, but must report his or her securities holdings, transactions, and accounts as required in the separate Code of Ethics for Trustees of the Affiliated Mutual Funds.

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•	“Covered Security” means a security as defined in Section 2(a)(36) of the Investment Company Act except that it does not include the following (Please note: exchange traded funds (ETFs) are considered Covered Securities):

•	Direct obligations of the Government of the United States or its agencies;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

•	Any open-end mutual fund not advised or sub-advised by Invesco Advisers, Inc. All Affiliated Mutual Funds shall be considered Covered Securities regardless of whether they are advised or sub-advised by Invesco Advisers, Inc.;

•	Any unit investment trust, including unit investment trusts advised or sub-advised by Invesco Advisers, Inc. However, this definition shall not apply to any series of the PowerShares QQQ Trust or the BLDRS Index Fund Trust;

•	Invesco Ltd. stock because it is subject to the provisions of Invesco Ltd.’s Code of Conduct. Notwithstanding this exception, transactions in Invesco Ltd. securities are subject to all the pre-clearance and reporting requirements outlined in other provisions of this Code and any other corporate guidelines issued by Invesco Ltd.

•	“Employee” means and includes:

•	Any full or part time Employee of Invesco Advisers, Inc. or any full or part time Employee of any Invesco Advisers, Inc.’s affiliates that, in connection with his or her regular functions or duties, makes or participates in, or obtains any information concerning any Client’s purchase or sale of Covered Securities or who is involved in making or obtains information concerning investment recommendations with respect to such purchase or sales of Covered Securities; or who has access to non-public information concerning any Client’s purchase or sale of Covered Securities, access to non-public securities recommendations or access to non-public information concerning portfolio holdings of any portfolio advised or sub-advised by Invesco Advisers, Inc.

•	All Employees of Invesco Ltd. located in the United States who are not covered by the Code of Ethics of a registered investment advisory affiliate of Invesco Ltd.

•	Any other persons falling within the definitions of Access Person or Advisory Person under Rule 17j-1 of the Investment Company Act or Rule 204A-1 under the Advisers Act and such other persons that may be deemed to be an Employee by Compliance.

•	“Gifts”, “Entertainment” and “Business Partner” have the same meaning as provided in the Invesco Ltd. Gifts and Entertainment Policy.

•	“Independent Trustee” means a Trustee who is not an interested person within the meaning of Section 2(a)(19) of the Investment Company Act.

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•	“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the ’34 Act.

•	“Invesco Advisers, Inc.’s -affiliated Broker-dealer” means Invesco Distributors, Inc. or Invesco Capital Markets, Inc. or their successors.

•	“Investment Personnel” means any full or part time Employee of Invesco Advisers, Inc. or any full or part time Employee of any Invesco Advisers, Inc.’s affiliates who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of Covered Securities by Clients or any natural person who Controls a Client or an investment adviser and who obtains information concerning recommendations made to the Client regarding the purchase or sale of securities by the Client as defined in Rule 17j-1.

•	“Non-Investment Personnel” means any Employee that does not meet the definition of Investment Personnel as listed above.

•	“Private Securities Transaction” means any securities transaction relating to new offerings of securities which are not registered with the Securities and Exchange Commission, provided however that transactions subject to the notification requirements of Rule 3050 of the Financial Industry Regulatory Authority’s (FINRA) Conduct Rules, transactions among immediate family members (as defined in the interpretation of the FINRA Board of Governors on free-riding and withholding) for which no associated person receives any selling compensation, and personal securities transactions in investment company and variable annuity securities shall be excluded.

•	“Restricted List Securities” means the list of securities that are provided to the Compliance Department by Invesco Ltd. or investment departments, which include those securities that are restricted from purchase or sale by Client or Employee accounts for various reasons (e.g., large concentrated ownership positions that may trigger reporting or other securities regulatory issues, or possession of material, non-public information, or existence of corporate transaction in the issuer involving an Invesco Ltd. unit).

•	“Trustee” means any member of the Board of Trustees for an open-end or closed-end mutual fund advised or sub-advised by Invesco Advisers, Inc.

XI. Invesco Ltd. Policies and Procedures

All Employees are subject to the policies and procedures established by Invesco Ltd., including the Code of Conduct, Insider Trading Policy, Political Contributions Policy and Gift and Entertainment Policy and must abide by all their requirements, provided that where there is a conflict between a minimal standard established by an Invesco Ltd. policy and the standards established by an Invesco Advisers, Inc. policy, including this Code, the latter shall control.

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XII. IVZ Global Code of Ethics Contacts

•	Telephone Hotline: 1-877-331-CODE [2633]

•	E-Mail: codeofethicsnorthamerica@invesco.com

Last Revised: January 1, 2016

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